Exhibit 99.1

Sphere 3D Reports Fiscal Year 2019 Financial Results

SAN JOSE, Calif. - May 13, 2020 - Sphere 3D Corp. (NASDAQ: ANY), a company delivering containerization, virtualization, and data management solutions, today reported financial results for its year ended December 31, 2019.

Fiscal Year Financial Results:

On November 13, 2018, the Company closed the divestiture of its Overland subsidiary and related business. Beginning in the fourth quarter of 2018, the financial results of Overland for fiscal years 2019 and 2018 have been reflected in the Company's consolidated statements of operations as discontinued operations. All results below exclude discontinued operations.  Our results for fiscal year 2019 were as follows:

• Net revenue for 2019 was $5.6 million, compared to $9.0 million for 2018.

• Gross margin for 2019 was 33.2%, compared to 18.6% for 2018.

• Operating expenses for 2019 were $7.9 million, compared to $14.3 million for 2018.

• Share-based compensation expense for 2019 was $0.6 million, compared to $1.6 million for 2018. Depreciation and amortization was $1.9 million for 2019, compared to $1.7 million for 2018.

• Net loss from continuing operations for 2019 was $4.3 million, or a net loss of $1.59 per share, compared to a net loss from continuing operations of $12.7 million, or a net loss of $7.65 per share, for 2018.

• Net loss from discontinued operations for 2018 was $13.5 million, or a net loss of $8.15 per share.

Subsequent to Year End:

• On April 30, 2020, the Company entered into a Securities Purchase Agreement relating to the issuance and sale, in the aggregate, 1,694,000 shares of the Company's Series D Convertible Preferred Stock, no par value and warrants to purchase up to 1,694,000 common shares of the Company in a private placement transaction for a value of $1.1 million. This transaction combined with the conversion of the below convertible debentures, which were both completed after the reporting period, have increased the Company's equity balance by adding approximately $1.5 million to the equity balance that was reported as of December 31, 2019.

• Between April 7, 2020 and April 24, 2020, the Company converted $377,000 of convertible debentures and issued 580,580 common shares of the Company, of which 271,040 common shares were issued to related parties.

Investor Conference Call:

Sphere 3D will not be hosting a fiscal year 2019 earnings conference call.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization. Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D and @HVEconneXions

Safe Harbor Statement

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our inability to obtain additional debt or equity financing; any increase in our cash needs; the Company's ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in prior periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:

Kurt Kalbfleisch

+1-858-495-4211

Investor.relations@sphere3d-overland.com

SPHERE 3D CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Twelve Months Ended
	December 31,
	2019	2018
	(Unaudited)
Revenue	$5,579	$9,030
Cost of revenue	3,725	7,351
Gross profit	1,854	1,679

Operating expenses:
Sales and marketing	1,831	3,375
Research and development	2,052	3,425
General and administrative	3,925	7,499
Impairment of acquired intangible assets	70	-
	7,878	14,299
Loss from operations	(6,024)	(12,620)
Interest expense - related party	(331)	(76)
Interest expense	(22)	-
Other income, net	2,096	10
Net loss from continuing operations	(4,281)	(12,686)
Net loss from discontinued operations	-	(13,522)
Net loss	$(4,281)	$(26,208)

Net loss per share:
Continuing operations	$(1.59)	$(7.65)
Discontinued operations	-	(8.15)
Net loss per share basic and diluted	$(1.59)	$(15.80)

Shares used in computing net loss per share:
Basic and diluted	2,692,510	1,658,862

SPHERE 3D CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2019	2018
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$149	$341
Accounts receivable, net	369	1,142
Inventories	753	1,230
Other current assets	670	784
Total current assets	1,941	3,497
Investment in affiliate	2,100	2,100
Property and equipment, net	2	6
Intangible assets, net	2,301	3,348
Goodwill	1,385	1,385
Other assets	677	950
Total assets	$8,406	$11,286

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities	$6,646	$9,639
Redeemable preferred shares	-	6,571
Other long-term liabilities	520	683
Total shareholders' equity (deficit)	1,240	(5,607)
Total liabilities and shareholders' equity (deficit)	$8,406	$11,286